Exhibit 28.2



                  Appliance Recycling Centers of America, Inc.
                             1997 Stock Option Plan


         AMENDMENT APPROVED BY THE BOARD OF DIRECTORS AS OF MAY 20, 1997

         Appliance Recycling Centers of America, Inc. (the "Company") has heretofore adopted the 1997 Stock Option Plan (the "Plan"). Acting pursuant to the poser reserved to it under Section 13 of the Plan, the Board of Directors of the Company has amended and restated portions of Section 5 and of Section 8 of the Plan, as set forth below, in order to clarify that the entire Board of Directors can take any action under the Plan that can be taken by the Compensation and Benefits Committee:

         1. Sections 5(c), 5(d) and 5(e) of the Plan shall be amended to read in their entireties as follows:

                  "(c) EXERCISE OF OPTION. Each option agreement shall specify the time or times when the option shall become exercisable and the duration of the exercise period, and may provide for vesting provisions and/or exercisability in installments. In the case of an option granted to a full-time Employee of the Company or of any Subsidiary, no part of the option may be exercised until the Optionee shall have remained in the employ of the Company or of a Subsidiary for such period, which shall be no less than one year, after the date on which the option is granted as the Board or the Committee may specify in the option agreement.

                  (d) PAYMENT OF PURCHASE PRICE UPON EXERCISE. The purchase price for each stock option shall be paid to the Company in full upon exercise and shall be payable in cash in United States dollars (including check, bank draft or money order); by delivering to the Company shares of the Common Stock having a fair market value on the date of exercise of the stock option equal to the purchase price for the shares being purchased (except that the portion of the purchase price representing a fraction of a share, if any, shall in any event be paid in cash); or by delivering instructions to the Company to withhold from the shares that would otherwise be issued upon exercise of the stock option that number of shares having a fair market value equal to the purchase price; or by any combination of the above, as the Board or the Committee, in its sole discretion, shall determine. Delivery of shares may also be accomplished through the effective transfer to the Company of shares held by a broker or other agent. The Company will also cooperate with any person exercising a stock option who participates in a cashless exercise program of a broker or other agent under which all or part of the shares received upon exercise of the stock option are sold through the broker or other agent or under which the broker or other agent makes a loan to such person. As of the date of exercise the person exercising the stock option shall be considered for all purposes to be the owner of the shares with respect to which the stock option has been exercised. Payment of the purchase price with shares shall not increase the number of shares of the Common Stock which may be issued under the Plan.

                  (e) EXERCISE IN THE EVENT OF DEATH OR TERMINATION OF EMPLOYMENT. In the case of an option granted to a full-time Employee of the Company or of any Subsidiary:

                           (1) If the Optionee shall die while an employee of
                  the Company or a Subsidiary, the Optionee's options may be exercised, to the extent that the Optionee shall have been entitled to do so on the date of death, by the person or persons to whom the Optionee's right under the option pass by will or applicable law, or if no such person has such right, by the executors or administrators of the Optionee, at any time, or from time to time, but not later than the expiration date specified in paragraph (a) of this Section 5 or one year after the Optionee's death, whichever date is earlier; and

                           (2) If the Optionee's employment by the Company or a
                  Subsidiary shall terminate because of disability, or voluntary or involuntary separation, the Optionee may exercise the options, to the extent that he or she shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in paragraph (a) of this Section 5 or three months after termination of employment, whichever date is earlier;

         provided, however, the Board or the Committee may, in its sole discretion, further limit the time periods set forth herein during which an option may be exercised, and any such limitations shall be specified in the option agreement."

         2. Sections 8(b), 8(c), and 8(d) of the Plan shall be amended to read in their entireties as follows:

                  "(b) INVESTMENT REPRESENTATION. Each option agreement may provide that, upon demand by the Board or the Committee for such a representation, the Optionee (or any other person acting under Section 5(e) or Section 7(c)) shall deliver to the Board or the Committee at the time of any exercise of an option or portion thereof a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the Optionee or such other person to purchase any shares.

                  (c) ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board or the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

                  (d) INCENTIVE STOCK OPTIONS. Each option agreement which provides for the grant of an incentive stock option to a participant shall contain such terms and provisions as the Board or the Committee may determine to be necessary or desirable in order to qualify such option as an incentive stock option within the meaning of Section 422 of the Code."

         3. Except as set forth above, the Plan shall continue in full force and effect; provided, however, that the Plan may be restated to reflect such amendments.